Contacts:	Progenics Pharmaceuticals, Inc.: Dory A. Kurowski Director Corporate Affairs (914) 789-2818 dkurowski@progenics.com Media Contact: Aline Schimmel WCG (312) 646-6295 aschimmel@wcgworld.com

PROGENICS TO ADVANCE ORAL METHYLNALTREXONE INTO LATE STAGE CLINICAL DEVELOPMENT

– Phase 2b/3 trial to begin later this year –

Tarrytown, NY – March 12, 2010 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that it plans to advance oral methylnaltrexone for the treatment of opioid-induced constipation (OIC) into late stage clinical development and will commence a phase 2b/3 clinical trial of a methylnaltrexone tablet in chronic-pain patients in the second half of 2010.  Progenics also announced data from a clinical trial of this methylnaltrexone tablet.

           The tablet form of oral methylnaltrexone was developed by Progenics’ former collaboration partner Wyeth. At the time of Wyeth’s acquisition by Pfizer in October 2009, Progenics regained from Wyeth the rights to methylnaltrexone, including rights to this methylnaltrexone tablet. The transfer of data and information to Progenics regarding Wyeth’s work on oral methylnaltrexone was recently completed and Progenics has now had the opportunity to review in detail information regarding the methylnaltrexone tablet which is being reported on today.

The study of the methylnaltrexone tablet was conducted in subjects with chronic, non-cancer pain receiving various opioid treatment regimens. Study inclusion criteria required subjects to have a history of OIC. Subjects were administered a single methylnaltrexone tablet at different dose levels following an overnight fast. Forty-eight percent of subjects receiving one of the doses (n=25) laxated within four hours of treatment.

Progenics’ analysis and next steps for the methylnaltrexone tablet

Based on the study data reported in this release and other information regarding oral methylnaltrexone, Progenics believes that the methylnaltrexone tablet is active and generally well tolerated. Both the time to onset of action demonstrated in this study and the percentage of patients who had responded within four hours are consistent with that previously shown in clinical trials of subcutaneous methylnaltrexone.

“We believe that the activity demonstrated to date by the methylnaltrexone tablet shares the hallmarks of methylnaltrexone: both a prompt onset of action and a predictable response for a large percentage of patients,” said Paul J. Maddon, M.D., Ph.D., Founder, Chief Executive Officer and Chief Science Officer of Progenics. “Our next step is to initiate a phase 2b/3 dose-optimizing clinical trial in chronic-pain patients with OIC in the second half of this year to confirm these results.”

The tablets to be used in Progenics’ planned phase 2b/3 trial were produced by Wyeth at Wyeth’s cost as provided for under the provisions of the termination of the collaboration between the two companies.

About Opioids and Opioid-Induced Constipation

Opioids are considered to be effective analgesics for the management of moderate-to-severe pain, and one of the most common side effects of opioids is constipation. Opioids provide pain relief by specifically interacting with mu-opioid receptors within the central nervous system (CNS) - the brain and spinal cord. However, opioids also interact with mu-opioid receptors found outside the CNS, such as those within the gastrointestinal tract, resulting in constipation that can be debilitating.

About Methylnaltrexone

Methylnaltrexone selectively displaces opioids from the mu-opioid receptors outside the CNS, including those located in the gastrointestinal tract, thereby decreasing their constipating effects. Because of its chemical structure, methylnaltrexone does not affect the opioid-mediated analgesic effects on the CNS.

About Subcutaneous RELISTOR

RELISTOR (methylnaltrexone bromide or “methylnaltrexone”), administered via subcutaneous injection, is a peripherally acting mu-opioid receptor antagonist that decreases the constipating effects of opioid pain medications in the gastrointestinal tract without affecting their ability to relieve pain.

In April of 2008, the U.S. Food and Drug Administration approved RELISTOR subcutaneous injection for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied. RELISTOR is now approved in over 40 countries, including the U.S., Canada, the European Union, Latin American countries and Australia. Other applications in additional countries are also pending.

Important Safety Information for Subcutaneous RELISTOR

•	RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.
•	If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.
•	Use of RELISTOR has not been studied in patients with peritoneal catheters.
•
The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5% vs 9.8%), flatulence (13.3% vs 5.7%), nausea (11.5% vs 4.9%), dizziness (7.3% vs 2.4%), diarrhea (5.5% vs 2.4%), and hyperhidrosis (6.7% vs 6.5%).

•	Full RELISTOR Prescribing Information for the U.S. is available at www.relistor.com.

(PGNX-C)

About Progenics

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward supportive care, oncology and virology. Progenics is developing RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced side effects. RELISTOR is now approved in over 40 countries, including the U.S., Canada, the European Union, Latin American countries and Australia. Progenics is pursuing strategic alternatives for RELISTOR, including licensing, collaboration, strategic alliances and U.S. commercialization or co-promotion, following termination of its 2005 collaboration with Wyeth Pharmaceuticals, which is continuing manufacturing, sales, marketing, and certain development and regulatory activities for RELISTOR during the transition. Ono Pharmaceutical Co., Ltd. has an exclusive license from Progenics for development and commercialization of subcutaneous RELISTOR in Japan. In oncology, the Company is conducting a phase 1 clinical trial of a human monoclonal antibody-drug conjugate (ADC) for the treatment of prostate cancer—a selectively targeted chemotherapeutic antibody directed against prostate-specific membrane antigen. PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also conducting phase 1 clinical trials with vaccines designed to treat prostate cancer by stimulating an immune response to PSMA in immunized subjects. Progenics is also developing novel multiplex PI3-Kinase inhibitors as a potential strategy to combat some of the most aggressive forms of cancer. In virology, Progenics is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody which binds to co-receptor CCR5 to inhibit human immunodeficiency virus (HIV) infection. PRO 140 is currently in phase 2 clinical testing. The Company’s hepatitis C virus discovery program seeks to identify novel inhibitors of HCV entry.

PROGENICS DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. When we use the words “anticipates,” “plans,” “expects” and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, these differences may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; competing products currently on the market or in development might reduce the commercial potential of our products; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies, including risks from market forces and trends; potential product liability; intellectual property, litigation, environmental and other risks; the risk that we may not be able to enter into favorable collaboration or other relationships or that existing or future relationships may not proceed as planned; the risk that current and pending patent protection for our products may be invalid, unenforceable or challenged, or fail to provide adequate market exclusivity, or that our rights to in-licensed intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest and currency exchange-rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that RELISTOR will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and we assume no obligation to update any statements as a result of new information or future events or developments. It should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

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Editor’s Note:
For further information, please visit www.progenics.com